Exhibit 99.1

Curtiss-Wright Reports First Quarter 2019 Financial Results; Raises Full-Year 2019 Guidance for Sales, Operating Income & Margin, EPS and Free Cash Flow

DAVIDSON, N.C.--(BUSINESS WIRE)--May 8, 2019--Curtiss-Wright Corporation (NYSE: CW) reports financial results for the first quarter ended March 31, 2019.

On March 18, 2019, Curtiss-Wright announced the acquisition of Tactical Communications Group, LLC (TCG), a leading supplier of tactical data link software solutions for critical military communication systems. In addition to our Reported results, we have included an Adjusted view (defined below) that excludes first year purchase accounting costs associated with this acquisition, as well as one-time transition and IT security costs associated with the relocation of the DRG business.

First Quarter 2019 Highlights:

  Reported diluted earnings per share (EPS) of $1.29, with Adjusted diluted EPS of $1.30 (defined below), up 32% and 33%, respectively, compared with the prior year;
  Net sales of $578 million, up 6%;
  Reported and Adjusted operating income of $72 million, up 12%;
  Reported and Adjusted operating margin of 12.5%, up 70 basis points;
  New orders of $747 million increased 23%, led by strong naval defense orders, while Backlog of $2.2 billion increased 7% from December 31, 2018; and
  Share repurchases of approximately $12 million.

Full-Year 2019 Business Outlook (compared with Adjusted full-year 2018):

  Increased Adjusted diluted EPS guidance by $0.20 to new range of $7.00 to $7.15, up 10-12%, due to expectations for higher sales and profitability in the Commercial/Industrial segment, contribution from the TCG acquisition (as Adjusted), exclusion of one-time costs associated with the relocation of the DRG business, and a slight reduction to share count;
  Increased sales guidance to new range of 4-6% growth (previously up 3-5%) and Adjusted operating income guidance to new range of 6-9% growth (previously up 4-6%);
  Increased Adjusted operating margin guidance to new range of 16.2% to 16.3%, up 40-50 basis points (previously 15.9% to 16.0%, up 10-20 basis points); and
  Increased Reported free cash flow by $10 million to new range of $310 to $320 million and Adjusted free cash flow range to new range of $330 to $340 million, excluding a $20 million capital investment in the Power segment related to construction of and move to a new, state-of-the-art naval facility for the DRG business, generating a free cash flow conversion rate of approximately 110%.

“We delivered a strong start to the year, allowing us to increase our full-year guidance for sales, operating income, operating margin, diluted EPS and free cash flow,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “First quarter Adjusted diluted EPS was $1.30, as we delivered solid 6% top-line growth driven by strong defense market sales, as well as improved profitability led by a strong performance in the Power segment. Our results also reflected solid new order growth of 23%, primarily based on the timing of naval defense orders, which provides increased confidence in achieving our overall sales expectations.”

“Looking ahead to the remainder of 2019, we anticipate steady, sequential improvement in operating margin, diluted EPS and free cash flow. Further, the recently completed acquisition of TCG supports our objectives for long-term profitable growth and strong free cash flow generation. Overall, we continue to execute on our long-term strategy to deliver top-quartile financial performance, which will enable us to deliver significant value for our shareholders.”

First Quarter 2019 Operating Results

(In millions)	1Q-2019	1Q-2018	Change
Sales	$578.3	$547.5	6%
Reported operating income	$72.0	$64.5	12%
Adjustments (1)	0.5	-	-
Adjusted operating income (1)	$72.5	$64.5	12%
Adjusted operating margin (1)	12.5%	11.8%	70 bps
(1)	Adjusted results exclude one-time backlog amortization and transaction costs for current year acquisition.

  Sales of $578 million, up $31 million, or 6%, compared with the prior year (2% organic, 5% acquisitions, 1% unfavorable foreign currency translation);
  From an end market perspective, total sales to the defense markets increased 12%, or 3% organically, led by a 27% surge in naval defense revenues, while total sales to the commercial markets increased 2%, led by improved commercial aerospace and general industrial sales, compared with the prior year. Please refer to the accompanying tables for a breakdown of sales by end market;
  Reported and Adjusted operating income of $72 million, up $8 million, or 12%, compared with the prior year, principally reflects higher organic revenues and the contribution from our DRG acquisition in the Power segment, partially offset by reduced operating income in the Defense segment;
  Reported and Adjusted operating margin of 12.5%, up 70 basis points compared with the prior year, reflects favorable overhead absorption on higher naval defense revenues and increased profitability on the China Direct AP1000 program in the Power segment, as well as the benefits of our ongoing margin improvement initiatives, partially offset by unfavorable mix for our defense electronics products in the Defense segment, as expected; and
  Non-segment expenses of $9 million were slightly lower compared with the prior year, principally due to lower environmental costs.

Net Earnings and Diluted EPS

(In millions, except EPS)	1Q-2019	1Q-2018	Change
Reported net earnings	$55.6	$43.6	27%
Adjustments (1)	0.5	-	-
Tax impact on Adjustments (1)	(0.1)	-	-
Adjusted net earnings (1)	$56.0	$43.6	28%
Reported diluted EPS	$1.29	$0.98	32%
Adjustments (1)	0.01	-	-
Tax impact on Adjustments (1)	(0.00)	-	-
Adjusted diluted EPS (1)	$1.30	$0.98	33%
(1)	Adjusted results exclude one-time backlog amortization and transaction costs for current year acquisition.

  Reported net earnings of $56 million and Reported diluted EPS of $1.29;
  Adjusted net earnings of $56 million, up $12 million, or 28%, compared with the prior year, reflecting higher operating income, lower interest expense and a lower tax rate;
  Adjusted diluted EPS of $1.30, up $0.32, or 33%, compared with the prior year, reflecting higher operating income, lower interest expense and a lower tax rate, as well as a lower share count; and
  The effective tax rate (ETR) was 20.9%, a decrease from 28.4% in the prior year quarter, primarily due to additional tax expense associated with the 2017 Tax Cuts and Jobs Act (the Tax Act) for foreign withholding taxes recognized in the prior year period.

Free Cash Flow

(In millions)	1Q-2019	1Q-2018	Change
Net cash used for operating activities	$(51.9)	$(71.3)	27%
Capital expenditures	(17.0)	(9.0)	(90%)
Reported free cash flow	$(68.9)	$(80.2)	14%
Pension payment (1)	-	50.0	-
Adjustment to capital expenditures (DRG facility investment) (2)	5.1	-	-
Adjusted free cash flow	$(63.8)	$(30.2)	(111%)
(1)	Reflects a $50 million voluntary contribution to the Company’s corporate defined benefit pension plan made in the first quarter of 2018.
(2)	Reflects first quarter 2019 spending in accordance with the Company’s planned $20 million capital investment in the Power segment.

  Reported free cash flow of ($69) million, defined as cash flow from operations less capital expenditures, increased $11 million, or 14%, compared with the prior year, primarily driven by higher cash earnings;
  Capital expenditures increased by $8 million to $17 million compared with the prior year, primarily due to higher capital investments within the Power segment, including a $5 million investment related to the construction of a new, state-of-the-art naval facility for the DRG business; and
  Adjusted free cash flow, which excludes the facility investment in the current period and the pension payment in the prior period, decreased $34 million to ($64) million, principally due to the timing of supplier payments, partially offset by higher cash earnings.

New Orders and Backlog

  During the first quarter, new orders of $747 million increased 23% compared with the prior year, led by strong organic growth in naval defense orders, as well as a 3% contribution from the DRG acquisition; and
  Backlog of $2.2 billion increased 7% from December 31, 2018.

Other Items – Share Repurchase

  During the first quarter, the Company repurchased 107,272 shares of its common stock for approximately $12 million.

First Quarter 2019 Segment Performance

Commercial/Industrial

(In millions)	1Q-2019	1Q-2018	Change
Sales	$293.5	$296.6	(1%)
Reported operating income	$39.4	$39.2	1%
Reported operating margin	13.4%	13.2%	20 bps

  Sales of $294 million, down $3 million, or 1%, compared with the prior year (1% organic, 2% unfavorable foreign currency translation);
  Lower naval defense market revenues principally reflects lower sales of valves on the CVN-80 aircraft carrier program, based on timing of production;
  Commercial aerospace market sales were essentially flat, as higher OEM sales of sensors products were mainly offset by lower actuation revenues due to the delayed signing of a new supply agreement and lower FAA directives;
  General industrial market sales growth was principally driven by solid demand for industrial valve and vehicle products; and
  Reported operating income was $39 million, up 1% compared with the prior year, while reported operating margin increased 20 basis points to 13.4%, reflecting higher sales and favorable overhead absorption for industrial valve and sensors products, offset by lower sales and unfavorable overhead absorption for actuation products, while the benefits of our ongoing margin improvement initiatives were offset by the impact from tariffs.

Defense

(In millions)	1Q-2019	1Q-2018	Change
Sales	$121.0	$118.9	2%
Reported operating income	$17.7	$19.7	(11%)
Adjustments (1)	0.5	-	-
Adjusted operating income (1)	$18.1	$19.7	(8%)
Adjusted operating margin (1)	14.9%	16.6%	(170 bps)
(1)	Adjusted results exclude one-time backlog amortization and transaction costs for current year acquisition.

  Sales of $121 million, up $2 million, or 2%, compared with the prior year (3% organic, 1% unfavorable foreign currency translation);
  Aerospace defense market sales were essentially flat, as higher sales on various helicopter programs, including the Apache platform, were offset by reduced sales on unmanned aerial vehicle (UAV) programs;
  Ground defense market revenue declines were principally driven by reduced sales on the G/ATOR program and various international tank programs, partially offset by higher sales on the Abrams tank platform;
  Higher naval defense market revenues principally reflect higher sales of embedded computing equipment on the Virginia class submarine program;
  Higher commercial aerospace market revenues principally reflect higher sales of avionics and electronics equipment on various domestic and international platforms;
  Reported operating income was $18 million, with Reported operating margin of 14.6%; and
  Adjusted operating income of $18 million, down $2 million, or 8%, compared with the prior year, while Adjusted operating margin decreased 170 basis points to 14.9%, driven by unfavorable mix for our defense electronics products, despite higher sales.

Power

(In millions)	1Q-2019	1Q-2018	Change
Sales	$163.8	$132.0	24%
Reported operating income	$24.2	$15.3	58%
Reported operating margin	14.8%	11.6%	320 bps

  Sales of $164 million, up $32 million, or 24%, compared with the prior year (6% organic, 18% acquisition);
  Strong naval defense market sales were driven by higher Virginia class submarine and CVN-80 aircraft carrier revenues, as well as solid DRG service center revenues;
  Power generation market sales were essentially flat, as increased domestic aftermarket sales were offset by lower international aftermarket sales; and
  Reported operating income was $24 million, up $9 million, or 58%, compared with the prior year, while Reported operating margin increased 320 basis points to 14.8%, reflecting favorable overhead absorption on higher naval defense revenues and increased profitability on the China Direct AP1000 program.

Full-Year 2019 Guidance

The Company is updating its full-year 2019 financial guidance as follows:

(In millions, except EPS)	2019E Adjusted Guidance (Prior)	Changes to Adjusted Guidance	2019E Adjusted Guidance (Current) (1)
Total Sales	$2,490 - $2,535	$15-20	$2,510 - $2,550
Operating Income	$396 - $405	$10	$406 - $415
Operating Margin	15.9% - 16.0%	30 bps	16.2% - 16.3%
Effective Tax Rate	23.0%	-	23.0%
Diluted EPS	$6.80 - $6.95	$0.20	$7.00 - $7.15
Diluted Shares Outstanding	43.4	(0.1)	43.3
Free Cash Flow (2)	$320 - $330	$10	$330 - $340

(1)

2019 Adjusted guidance excludes one-time backlog amortization and transaction costs associated with the acquisition of TCG in the Defense segment, and one-time transition and IT security costs associated with the relocation of our DRG business in the Power segment.

(2)	2019 Adjusted free cash flow guidance excludes a $20 million capital investment in the Power segment related to the construction of a new, state-of-the-art naval facility principally for DRG.

Full-year 2019 guidance notes (compared with Adjusted full-year 2018):

  Increased Adjusted diluted EPS guidance by $0.20 to new range of $7.00 to $7.15, up 10-12%, due to expectations for higher sales and profitability in the Commercial/Industrial segment, contribution from the TCG acquisition (as Adjusted), exclusion of one-time costs associated with the relocation of the DRG business, and a slight reduction to share count;
  TCG acquisition expected to contribute $10 million to sales, $2 million to Adjusted operating income and $0.04 to Adjusted diluted EPS guidance;
  Increased sales guidance to new range of 4-6% growth (previously up 3-5%) and Adjusted operating income guidance to new range of 6-9% growth (previously up 4-6%);
  Increased Adjusted operating margin guidance to new range of 16.2% to 16.3%, up 40-50 basis points (previously 15.9% to 16.0%, up 10-20 basis points);
  Increased Reported free cash flow by $10 million to new range of $310 to $320 million and Adjusted free cash flow range to new range of $330 to $340 million, excluding a $20 million capital investment in the Power segment related to construction of and move to a new, state-of-the-art naval facility for the DRG business; and
  A more detailed breakdown of the Company’s 2019 guidance by segment and by market can be found in the accompanying schedules.

Conference Call & Webcast Information

The Company will host a conference call to discuss its first quarter financial results and business outlook at 9:00 a.m. EDT on Thursday, May 9, 2019. A live webcast of the call and the accompanying financial presentation, as well as a replay of the call, will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2019	2018	$	%
Product sales	$471,599	$444,687	$26,912	6%
Service sales	106,715	102,835	3,880	4%
Total net sales	578,314	547,522	30,792	6%

Cost of product sales	311,956	299,311	12,645	4%
Cost of service sales	69,485	67,020	2,465	4%
Total cost of sales	381,441	366,331	15,110	4%

Gross profit	196,873	181,191	15,682	9%

Research and development expenses	17,241	15,941	1,300	8%
Selling expenses	31,477	31,520	(43)	0%
General and administrative expenses	76,110	69,232	6,878	10%

Operating income	72,045	64,498	7,547	12%

Interest expense	7,272	8,204	(932)	(11%)
Other income, net	5,478	4,683	795	17%

Earnings before income taxes	70,251	60,977	9,274	15%
Provision for income taxes	(14,658)	(17,334)	2,676	15%
Net earnings	$55,593	$43,643	$11,950	27%

Net earnings per share
Basic earnings per share	$1.30	$0.99
Diluted earnings per share	$1.29	$0.98

Dividends per share	$0.15	$0.15

Weighted average shares outstanding:
Basic	42,799	44,188
Diluted	43,058	44,678

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	March 31,	December 31,	Change
	2019	2018	%
Assets
Current assets:
Cash and cash equivalents	$154,428	$276,066	(44%)
Receivables, net	591,562	593,755	0%
Inventories, net	447,022	423,426	6%
Other current assets	45,727	50,719	(10%)
Total current assets	1,238,739	1,343,966	(8%)
Property, plant, and equipment, net	375,296	374,660	0%
Goodwill	1,111,342	1,088,032	2%
Other intangible assets, net	444,741	429,567	4%
Operating lease right-of-use assets, net	138,525	—	NM
Other assets	20,159	19,160	5%
Total assets	$3,328,802	$3,255,385	2%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$161	$243	(34%)
Accounts payable	176,439	232,983	(24%)
Accrued expenses	114,062	166,954	(32%)
Income taxes payable	13,708	5,811	136%
Deferred revenue	225,925	236,508	(4%)
Other current liabilities	72,973	44,829	63%
Total current liabilities	603,268	687,328	(12%)
Long-term debt, net	761,894	762,313	0%
Deferred tax liabilities, net	49,305	47,121	5%
Accrued pension and other postretirement benefit costs	99,389	101,227	(2%)
Long-term operating lease liability	124,014	—	NM
Long-term portion of environmental reserves	15,847	15,777	0%
Other liabilities	89,505	110,838	(19%)
Total liabilities	1,743,222	1,724,604	1%

Stockholders' equity
Common stock, $1 par value	$49,187	$49,187	0%
Additional paid in capital	114,696	118,234	(3%)
Retained earnings	2,266,902	2,191,471	3%
Accumulated other comprehensive loss	(304,779)	(288,447)	(6%)
Less: cost of treasury stock	(540,426)	(539,664)	0%
Total stockholders' equity	1,585,580	1,530,781	4%

Total liabilities and stockholders' equity	$3,328,802	$3,255,385	2%

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2019	2018	%
Sales:
Commercial/Industrial	$293,507	$296,641	(1%)
Defense	121,022	118,901	2%
Power	163,785	131,980	24%

Total sales	$578,314	$547,522	6%

Operating income (expense):
Commercial/Industrial	$39,446	$39,225	1%
Defense	17,653	19,728	(11%)
Power	24,219	15,342	58%

Total segments	$81,318	$74,295	9%
Corporate and other	(9,273)	(9,797)	5%

Total operating income	$72,045	$64,498	12%

Operating margins:
Commercial/Industrial	13.4%	13.2%
Defense	14.6%	16.6%
Power	14.8%	11.6%
Total Curtiss-Wright	12.5%	11.8%

Segment margins	14.1%	13.6%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2019	2018	%
Defense markets:
Aerospace	$78,787	$79,153	0%
Ground	20,758	22,519	(8%)
Naval	131,088	103,489	27%
Total Defense	$230,633	$205,161	12%

Commercial markets:
Aerospace	$103,221	$99,404	4%
Power Generation	96,480	98,319	(2%)
General Industrial	147,980	144,638	2%
Total Commercial	$347,681	$342,361	2%

Total Curtiss-Wright	$578,314	$547,522	6%

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The Company has elected to change the presentation of its financials and guidance to include an Adjusted (non-GAAP) view that excludes first year purchase accounting costs associated with its acquisitions, as well as one-time transition and IT security costs specifically associated with the relocation of the DRG business in the Power segment. Transition costs include relocation of employees and equipment as well as overlapping facility and labor costs associated with the relocation. We believe this Adjusted view will provide improved transparency to the investment community in order to better measure Curtiss-Wright’s ongoing operating and financial performance and better comparisons of our key financial metrics to our peers. Reconciliations of “Reported” GAAP amounts to “Adjusted” non-GAAP amounts are furnished within this release.

The following definitions are provided:

Adjusted Operating Income, Operating Margin, Net Income and Diluted EPS

These Adjusted financials are defined as Reported Operating Income, Operating Margin, Net Income and Diluted EPS under GAAP excluding the impact of first year purchase accounting costs associated with acquisitions for current and prior year periods, specifically one-time inventory step-up, backlog amortization and transaction costs, as well as one-time transition and IT security costs associated with the relocation of a business in the current year period.

Organic Revenue and Organic Operating Income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	March 31,
	2019 vs. 2018
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	1%	0%	3%	(12%)	6%	35%	2%	5%
Acquisitions	0%	0%	0%	(3%)	18%	23%	5%	5%
Foreign Currency	(2%)	1%	(1%)	4%	0%	0%	(1%)	2%
Total	(1%)	1%	2%	(11%)	24%	58%	6%	12%

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
	2019	2018

Net cash used for operating activities	$(51,858)	$(71,262)
Capital expenditures	(17,034)	(8,971)
Free cash flow	$(68,892)	$(80,233)
Voluntary pension payment	—	50,000
Adjustment to capital expenditures (DRG facility investment)	5,123	—
Adjusted free cash flow	$(63,769)	$(30,233)
Free Cash Flow Conversion	(115%)	(69%)

CURTISS-WRIGHT CORPORATION
2019 Guidance
As of May 8, 2019
($'s in millions, except per share data)

	2018 Reported (GAAP)	2018 Adjustments (1) (Non-GAAP)	2018 Adjusted (Non-GAAP)	2019 Prior Reported Guidance (2)(3)(4) (GAAP)		2019 Change in Operational Performance (GAAP)	2019 Adjustments (1) (Non-GAAP)	2019 Adjusted Guidance (2)(3)(4) (Non-GAAP)
				Low	High			Low	High	2019 Chg vs 2018 Adjusted
Sales:
Commercial/Industrial	$1,209	$-	$1,209	$1,245	$1,270	$5 - 10	$-	$1,255	$1,275
Defense	554	-	554	565	575	10	-	575	585
Power	648	-	648	680	690	-	-	680	690
Total sales	$2,412	$-	$2,412	$2,490	$2,535	$15 - 20	$-	$2,510	$2,550	4 to 6%

Operating income:
Commercial/Industrial	$183	$-	$183	$193	$198	$2	$-	$195	$200
Defense	128	-	128	128	131	-	2	130	133
Power	99	9	108	109	111	-	6	115	117
Total segments	410	9	419	430	440	2	8	440	450
Corporate and other	(36)	-	(36)	(34)	(36)	-	-	(34)	(36)
Total operating income	$374	$9	$382	$396	$405	$2	$8	$406	$415	6 to 9%

Interest expense	$(34)	$-	$(34)	$(33)	$(33)	$-	$-	$(33)	$(33)
Other income, net	17	-	17	19	19	-	-	19	19
Earnings before income taxes	356	9	365	383	391	2	8	393	401
Provision for income taxes	(81)	(2)	(83)	(88)	(90)	(0)	(2)	(90)	(92)
Net earnings	$276	$7	$282	$295	$301	$2	$6	$303	$309

Diluted earnings per share	$6.22	$0.15	$6.37	$6.80	$6.95	$0.06	$0.14	$7.00	$7.15	10 to 12%
Diluted shares outstanding	44.3		44.3	43.4	43.4	(0.1)		43.3	43.3
Effective tax rate	22.6%		22.6%	23.0%	23.0%			23.0%	23.0%

Operating margins:
Commercial/Industrial	15.1%	-	15.1%	15.5%	15.6%	10 bps	-	15.6%	15.7%	50 to 60 bps
Defense	23.2%	-	23.2%	22.6%	22.7%	(40 bps)	40 bps	22.6%	22.7%	(50 to 60 bps)
Power	15.2%	140 bps	16.6%	16.0%	16.1%	-	90 bps	16.9%	17.0%	30 to 40 bps
Total operating margin	15.5%	30 bps	15.8%	15.9%	16.0%	(10 bps)	40 bps	16.2%	16.3%	40 to 50 bps

Free cash flow (5)	$283	$50	$333	$300	$310	$10	$20	$330	$340

Note: Full year amounts may not add due to rounding

(1) Adjusted financials are defined as Reported Operating Income, Operating Margin, Net Income and Diluted EPS under GAAP excluding the impact of first year purchase accounting costs associated with acquisitions for current and prior year periods, specifically one-time inventory step-up, backlog amortization and transaction costs, as well as one-time transition and IT security costs related to the relocation of the DRG business.

(2) Commercial/Industrial segment 2019 guidance reflects improved profitability due to higher sales and benefits of our ongoing margin improvement initiatives, partially offset by $4 million for tariffs and a $3 million increase in R&D investments.

(3) Defense segment 2019 Reported guidance reflects reduced profitability, despite higher sales, due to a $5 million increase in R&D investments. Adjusted guidance excludes $2 million in first year purchase accounting costs associated with the TCG acquisition.

(4) Power segment 2019 Reported guidance reflects improved profitability due to higher sales, partially offset by a $2 million increase in R&D investments. Adjusted guidance excludes $6 million in one-time transition and IT security costs related to the relocation of the DRG business.

(5) Free Cash Flow is defined as cash flow from operations less capital expenditures. 2018 Adjusted Free Cash Flow excludes a voluntary contribution to the Company’s corporate defined benefit pension plan of $50 million. 2019 Adjusted Free Cash Flow guidance excludes a $20 million capital investment in the Power segment related to construction of a new, state-of-the-art naval facility for the DRG business.

CURTISS-WRIGHT CORPORATION
2019 Sales Growth Guidance by End Market
As of May 8, 2019

2019 % Change vs 2018
	(Prior)	(Current)
Defense Markets
Aerospace	6 - 8%	8 - 10%
Ground	5 - 7%	5 - 7%
Navy	6 - 8%	8 - 10%
Total Defense	6 - 8%	8 - 10%

Commercial Markets
Commercial Aerospace	4 - 6%	4 - 6%
Power Generation	1 - 3%	1 - 3%
General Industrial	1 - 3%	1 - 3%
Total Commercial	1 - 3%	1 - 3%

Total Curtiss-Wright Sales	3 - 5%	4 - 6%

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 9,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Jim Ryan
(704) 869-4621
Jim.Ryan@curtisswright.com